Exhibit 99.1

AeroGrow Reports Results for the Third quarter ended December 31, 2016

•	Third Quarter Sales up 11% to $13.2 million
•	Year to Date Sales up 21% to $17.6 million
•	Strong Sales in On-line and Retail Channels; High Levels of Sell-thru
•	Third Quarter Operating Income was $620K; Year to Date improvement + 42%
•	Third Quarter Adjusted EBITDA $1.5 million; Year to Date + 470%

Boulder, CO - (February 13, 2017) - AeroGrow International, Inc. (OTCQB: AERO) (“AeroGrow” or the “Company”), which is the manufacturer and distributor of the world’s leading indoor gardening systems – the AeroGarden line of Smart Countertop Gardens™  – announced results for the third quarter ended December 31, 2016.
For the quarter the Company recorded total net revenue of $13.2 million, up from $11.9 million the prior year. Adjusted EBITDA was $1.48 million, down from $1.65 million, primarily due to increased advertising spending to further build the brand.  For the nine months ended December 31, sales rose + 21% to $17.6 million from $14.5 million in the previous year, and adjusted EBITDA stands at $697 thousand, + 470% vs. $122 thousand in the prior year.
“I’m very pleased to report on our 2016 holiday selling season – overall the best in our Company’s history,” said President and CEO J. Michael Wolfe.  “Our focus this year was to continue the growth in our highly successful on-line channels and to establish in-store success with prominent national retailers.  The results were exceptional as we experienced + 49% sell-thru growth at Amazon.com and + 101% at Amazon.ca.  We also had good results with our other on-line retailers, including a very successful launch at Target.com.  But I think the really big news for us was the success we had in-store as we experienced nearly 100% chain-wide sell-thru at Bed, Bath & Beyond and Sur La Table, with high-profile rollouts at both stores.
“We have worked hard to get our product line, our advertising, our point of purchase merchandising and our mix of stores optimized so that we could begin seeing good success in brick and mortar retail.  This resulted in our spending more on media than we have previously, but drove excellent sell-thru and I truly think we’ve now “cracked the code” on achieving in-store retail success.  We believe we are poised to grow this channel significantly.
“We also had good results in our Direct-to-Consumer business and on QVC.  In addition we had a very successful launch in our European business – with encouraging results on the Amazon platforms in the UK, France and Germany.
“While our sell-thru results were exceptional this past holiday season, I frankly would have liked our sales results (sell-in) to have been higher in the quarter.  Two factors contributed to our quarterly sales results not being quite as robust as our sell-thru results:  (1) we loaded more products in to retailers earlier than we have in the past (remember our second quarter sales were +106%); and (2) Amazon, our largest customer, recently began a new practice of carrying fewer days of inventory from key vendors.  This resulted in our making fewer shipments to them in the quarter relative to their extremely strong holiday season sell-thru for our products.  Early 2017 sell-thru at Amazon has been strong – and we anticipate that they will remain a significant growth engine for us – but short term sales may be impacted as they continue to adjust their inventory levels.
 “Our new products were extremely well received – particularly our launch of the world’s first Wi-Fi enabled indoor garden.  In addition, we introduced a series of gardens that feature colorful, high-end finishes, a major contributor to our success in the housewares channel.
“I’ve never been more excited about our future.  In Amazon and our Direct-to-Consumer business, we have two very well-established channels that continue to grow and generate significant profitability.  In addition, we’ve now proven that we can be successful in-store, a highly scalable channel that can grow significantly in the coming years.  And we also had a very promising start to our international distribution model.
“Finally, we are now very well-capitalized, with no debt and a strong cash position due to improved performance and the warrant exercised by The Scotts Miracle-Gro Company in November of last year.  When you combine the strong sales, expanding distribution, excellent capitalization, and the continued innovation of our product line, we believe we are in a very strong position to grow rapidly in fiscal 2018 and beyond.”

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
(in thousands, except per share data)	2016	2015	2016	2015
Net revenue	$13,207	$11,892	$17,605	$14,552
Cost of revenue	8,372	7,413	11,235	9,262
Gross profit	4,835	4,479	6,370	5,290

Operating expenses
Research and development	102	92	312	394
Sales and marketing	3,365	2,822	4,914	4,093
General and administrative	746	705	1,802	1,941
Total operating expenses	4,213	3,619	7,028	6,428

Profit (loss) from operations	622	860	(658)	(1,138)

Other income (expense), net
Fair value changes in derivative warrant liability	(1,205)	1,549	(2,108)	1,218
Interest expense – related party	(77)	(139)	(108)	(197)
Other income (expense), net	21	8	(20)	8
Total other income (expense), net	(1,261)	1,418	(2,236)	1,029

Net income (loss)	$(639)	$2,278	$(2,894)	$(109)
Change in fair value of stock and dividend to be distributed for Scotts Miracle-Gro transactions	(1,447)	(507)	(2,214)	891
Net income (loss) attributable to common shareholders	$(2,086)	$1,771	$(5,108)	$782

Net income (loss) per share, basic and diluted	$(0.09)	$0.24	$(0.38)	$0.11

Weighted average number of common shares outstanding, basic and diluted	24,022	7,500	13,452	7,235

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	December 31, 2016	March 31, 2016
(in thousands, except share and per share data) ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$48,345	$1,401
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $38 and $14 at December 31, 2016 and March 31, 2016, respectively	4,077	1,577
Other receivables	185	232
Inventory	3,957	3,149
Prepaid expenses and other	615	196
Total current assets	57,194	6,570
Property and equipment, net of accumulated depreciation of $3,927 and $3,652 at December 31, 2016 and March 31, 2016, respectively	475	620
Deposits and intangible assets	108	158
Total assets	$57,777	$7,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,499	$1,733
Accrued expenses	2,512	964
Dividend payable	40,507	-
Customer deposits	506	352
Deferred rent	1	1
Notes payable – related party	-	1,293
Derivative warrant liability	-	644
Debt associated with sale of intellectual property	128	160
Total current liabilities	46,153	5,147
Long term liabilities
Capital lease liability	20	-
Total liabilities	46,173	5,147
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 and 2,649,007 issued and outstanding at December 31, 2016 and March 31, 2016, respectively	-	3
Common stock, $.001 par value, 750,000,000 shares authorized, 33,477,287 and 7,499,966 shares issued and outstanding at December 31, 2016 and March 31, 2016, respectively	33	7
Additional paid-in capital	138,757	84,129
Stock to be distributed for Scotts Miracle-Gro transactions	2,642	2,391
Accumulated deficit	(129,828)	(84,329)
Total stockholders’ equity	11,604	2,201
Total liabilities and stockholders’ equity	$57,777	$7,348

	Three Months Ended December 31, (in thousands)
	2016	2015
GAAP Profit from operations	$622	$860
Add back non-cash items:
Depreciation	90	97
Stock based compensation	60	60
Scott’s Miracle-Gro IP royalty and branding license	712	646
Total non-cash items	862	803
Non-GAAP Adjusted EBITDA	$1,484	$1,663

	Nine Months Ended December 31, (in thousands)
	2016	2015
GAAP Loss from operations	$(658)	$(1,138)
Add back non-cash items:
Depreciation	275	276
Stock based compensation	152	217
Scotts Miracle-Gro IP royalty and branding license	929	769
Total non-cash items	1,356	1,261
Non-GAAP Adjusted EBITDA	$698	$122

The U.S. GAAP (“GAAP”) measure most directly comparable to Adjusted EBITDA is income (loss) from operations as a liquidity measure. The non-U.S. GAAP (“Non-GAAP”) financial measure of Adjusted EBITDA should not be considered as an alternative to net earnings. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

CONFERENCE CALL

The conference call is scheduled for 12:00pm ET on Tuesday, February 14, 2017. To participate in the call, please dial
U.S. (Toll Free): 1 (888) 347-7861
 Toll/International: 1 (412) 902-4227
A telephonic replay of the call will be available within 2 hours of completion and will be available for the next 2 weeks. You will be able to access the audio file for 90 days following the completion of the call through the AeroGrow website at www.aerogrow.com/investors until May 15, 2017. To access the replay by phone, please dial:
U.S. and Canada: 1 (844) 512-2921
Toll/International: 1 (412) 317-6671
 Conference Number: 10100818

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

As previously reported in a Current Report on Form 8-K filed with the SEC on April 23, 2013, the Company announced that Scotts Miracle-Gro made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 31% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

As previously reported in a Current Report on Form 8-K filed with the SEC on November 30, 2016, the Company announced that SMG Growing Media, Inc. (“SMG Growing Media”), exercised a Warrant, entered into on April 22, 2013 between AeroGrow International, Inc. (the “Company’) and SMG Growing Media (as amended, the “Warrant”).

Immediately prior to the exercise of the Warrant, SMG Growing Media held 2,400,946 shares of Common Stock and 2,649,007 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock), representing, in the aggregate, approximately 45.0% of the issued and outstanding voting capital stock of the Company Pursuant to the exercise, the Company issued an additional 21,613,342 shares of Common Stock to SMG Growing Media. In addition, the Series B Preferred Stock automatically converted into Common Stock upon the exercise of the Warrant.

As a result of the transactions on November 29, 2016, SMG Growing became the holder of 26,663,295 shares of Common Stock representing approximately 80% of the issued and outstanding Common Stock of the Company on a fully diluted basis, as set forth in the Warrant.

The Warrant exercise price was $47,768,263.96 and paid from the working capital of SMG Growing Media.
The Board of Directors of the Company was restructured effective November 29 to reflect SMG’s new ownership position. Of the money received by AeroGrow following the exercise of the warrants:
•	The new Board immediately declared a $41 million distribution ($1.21 per share) to shareholders of record on December 20, 2016, with a payout date for the distribution of January 3, 2017.
•	$6.8 million will remain in the Company to fully repay the working capital loan to Scotts Miracle-Gro, and provide working capital to fund operations and growth.

Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, potential dilution to common stockholders, expanding revenue in both the retail and direct-to-consumer sales channels, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Representative:
Grey Gibbs Senior Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755